Exhibit 10.1

F.N.B. CORPORATION
Performance-Based
Restricted Stock Unit Award Agreement
This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is made effective as of the close of the New York Stock Exchange on April 2, 2018, between F.N.B. Corporation (F.N.B.), a Pennsylvania corporation, and ________________________________ (the “Participant”). Any term capitalized herein but not defined will have the meaning set forth in the Plan (defined below) or in the attached Schedules.

I.	Grant Date: April 2, 2018

II.	Participant:

III.	Grant Information

•	Award Amount: _________ Restricted Stock Units

•	Performance Metrics:

A.	Return on Average Tangible Assets (ROATA) relative to Peer Financial Institutions (see Part IV below)

B.	Total Shareholder Return (TSR) relative to Peer Financial Institutions (see Part V below)

C.	Calculated Amount is equal to ROATA Table calculated value (Part IV) multiplied by TSR Multiplier Table calculated value (Part V) multiplied by Award Amount

•	ROATA Performance Period: January 1, 2018 to December 31, 2020

•	TSR Performance Period: April 2, 2018 to March 31, 2021

•	Vesting Period: April 2, 2018 to March 31, 2021

•	Vesting Date: April 1, 2021, subject to satisfying the Vesting Requirements (see Section 4 of Schedule 1), except as otherwise provided in Section 5 of Schedule 1 hereto.

•	Source of Restricted Stock Units: F.N.B. Corporation 2007 Incentive Compensation Plan (Amended and Restated Effective May 20, 2015) (the “Plan”).
IV.    ROATA Table

Relative ROATA Percentile Ranking	Payout as a Percentage of Award Amount*
Threshold Level - 25th Relative ROATA percentile	25% of Award Amount
Target Level - 50th Relative ROATA percentile	100% of Award Amount
Maximum Level - 75th Relative ROATA percentile or higher	175% of Award Amount
*See Schedule 2 hereto for determining Relative ROATA Percentile Ranking and Section 4(b) of Schedule 1 hereto for additional details regarding vesting requirements.
V.    TSR Multiplier Table

Relative TSR Percentile Ranking	Multiplier to ROATA Payout**
75th Relative TSR Percentile or higher	125%
50th Relative TSR Percentile	100%
25th Relative TSR Percentile or lower	75%
**See Schedule 3 hereto for determining Relative TSR Percentile Ranking and Section 4(b) of Schedule 1 hereto for additional details regarding vesting requirements.
This Agreement includes this cover page (“Agreement Cover Page”) and the following Schedules, which are expressly incorporated by reference in their entirety herein:
(i) Schedule 1 – General Terms and Conditions;
(ii) Schedule 2 – Calculation of Relative Return on Average Tangible Assets;
(iii) Schedule 3 – Calculation of Relative Total Shareholder Return; and
(iv) Schedule 4 –Peer Financial Institutions
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the Grant Date.

F.N.B. CORPORATION __________________________ Name: Vincent J. Delie, Jr. Title: Chairman, President and C.E.O.	PARTICIPANT ___________________________________ Name:

SCHEDULE 1
GENERAL TERMS AND CONDITIONS
Performance Based Restricted Stock Unit Award Agreement
Preamble
This Agreement is between the Participant and F.N.B. and sets forth the terms and conditions of the grant of Restricted Stock Units to the Participant. The grant of the Restricted Stock Units was made by the Compensation Committee of the F.N.B. Board of Directors (the “Committee”) pursuant to the terms of the Plan, subject to this Agreement becoming effective on the Grant Date specified on the Agreement Cover Page (“Grant Date”).
The terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan including, in particular, Article 2 of the Plan which, in relevant part, provides the Committee with sole discretion to construe and interpret the Plan and this Agreement. Unless otherwise specified herein, or the context indicates differently, all references in this Agreement to “F.N.B.” shall mean F.N.B. or its Affiliates.

RECITALS
WHEREAS, the Agreement Cover Page, Preamble, Recitals to this Agreement and accompanying Schedules are incorporated into and made part of this Agreement; and
WHEREAS, the Participant has accepted the Award Amount of Restricted Stock Units and agrees to the terms and conditions stated below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each party covenants and agrees as follows:
Section 1. Purpose. The purpose of the Award Amount is to align the Participant’s interest with that of F.N.B. stockholders by providing compensation to the Participant if F.N.B. attains an attractive financial and stock performance for F.N.B. stockholders relative to peer performance during the Vesting Period through achievement of Relative ROATA (Schedule 2) and Relative TSR (Schedule 3) during the relevant measurement periods.
Section 2. Restricted Stock Unit Award. The number of shares of the Award Amount Participant may earn will depend on F.N.B.’s performance relative to the Performance Metrics and the Calculated Amount described above and the vesting conditions described below. Subject to the provisions of this Agreement and the provisions of the Plan, F.N.B. hereby grants to the Participant an Award of Restricted Stock Units, denominated as the Award Amount, which, along with Dividend Equivalent units that accrue pursuant to Section 7 hereof, shall become vested in an amount determined by the ROATA Table value, as adjusted by application of the TSR Multiplier Table value, and be payable in shares of F.N.B. common stock (“Stock”), subject to the vesting conditions in Sections 4 and 5 herein. These Restricted Stock Units are notional units of measurement denominated in shares of Stock (i.e., one Restricted Stock Unit is equivalent to one share of Stock). The Restricted Stock Units represent an unfunded, unsecured right to receive Stock (and Dividend Equivalent payments pursuant to Section 7 hereof) in the future if the conditions set forth in this Agreement and the Plan are satisfied, and no breach of Section 10 occurs.
Section 3.  Committee Discretion. Consistent with the authority set forth in Article 2 of the Plan, the Committee shall have the authority to: (i) make equitable adjustments to the Award Amount, Performance Metrics, Calculated Amount or other equitable adjustments as the Committee may deem appropriate in the exercise of their discretion in recognition of certain events affecting F.N.B., or the financial statements of F.N.B., in response to changes in applicable laws, accounting pronouncements or regulations, or to account for items of gain, loss, or expense determined to be extraordinary, uncommon or unusual in nature or infrequent in occurrence, or related to the divestiture of assets or a business segment or an affiliate or related to a change in accounting principles, or other events or transactions comparable to the foregoing; and (ii) make adjustments to F.N.B.’s or Peer Financial Institution’s financial results as a result of a meaningful event that may include, but not be limited to, capital raises, stock splits, split-off, spin-off, stock buybacks, divestiture of assets or a business segment or affiliate, business restructuring charges, merger-related items, and other comparable events or similar transactions. To the extent applicable, the Committee intends on exercising the foregoing discretion consistent with Code Section 162(m).
Section 4. Vesting. The Calculated Amount shall vest on the Vesting Date, as more fully described in Part III of the Agreement Cover Page. Furthermore, the Calculated Amount shall not vest unless the Section 4(a) and 4(b) Vesting Requirements are satisfied, or except as provided under Section 5 of this Agreement.

(a)	Service Requirement. The Participant must remain continuously in Service[1] with F.N.B. from the Grant Date through the Vesting Date.

(b)
Performance Requirement. The mean of F.N.B.’s ROATA for the three fiscal years comprising the ROATA Performance Period must be greater than or equal to the 25th percentile of the calculated mean of the individual Peer Financial Institutions’ ROATA for the three fiscal years of the ROATA Performance Period (see Schedule 2).

(c)
Determinations Made Between Levels. To determine the appropriate percentile ranking under both the ROATA Table and TSR Multiplier Table, set forth in the Agreement Cover Page, F.N.B. will use straight line interpolation, rounded to the nearest whole Restricted Stock Unit.

Section 5. Forfeiture; Termination of Service; and Accelerated Vesting of Restricted Stock Units. Upon the effective date of the termination of Participant’s Service before the Vesting Date, or upon a breach of Section 10 herein, the Restricted Stock Units shall immediately be forfeited without consideration or future action being required of F.N.B. Notwithstanding the foregoing, the Restricted Stock Units shall be subject to accelerated vesting upon the occurrence of events and subject to the terms described in the following “Accelerated Vesting Table”, provided that the Participant has remained continuously in Service through the Accelerated Vesting Event:
1 For purposes of this Agreement, “continuously in Service” means that the Participant’s employment service with F.N.B. is not interrupted or terminated, except, for the avoidance of doubt, approved leaves of absence consistent with F.N.B. policy shall not be deemed to be a break in Service. The Participant’s continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to F.N.B. as an employee or a change in the Affiliate entity for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s continuous Service; and provided further that if any grant is subject to Section 409A of the Internal Revenue Code (the “Code”), this footnote shall only be given effect to the extent consistent with Section 409A of the Code.

Accelerated Vesting Table

Accelerated Vesting Event	Vested Amount	Vesting Date
1. Death	100% vesting of the Award Amount	Participant’s date of death
2. Normal Retirement and Early Retirement	Prorated vesting[2] of the Calculated Amount	The Vesting Date, as defined on the Agreement Cover Page
3. Disability	Prorated vesting[2] of the Calculated Amount	The Vesting Date, as defined on the Agreement Cover Page
4. Change in Control of F.N.B. Corporation	100% vesting of the Award Amount	The date of the Change in Control or the date of termination of Service[3]
5. Bank Sale	100% vesting of the Award Amount	The date of completion of the Bank Sale or the date of termination of Service[4]
6. Non-Bank Sale	Prorated vesting[5] of the Award Amount	The date of completion of the Non-Bank Sale or the date of termination of Service[6]
2 The prorata amount shall be determined by multiplying the Calculated Amount by a fraction, the numerator of which is the number of full months the Participant worked during the Vesting Period before the occurrence of the Accelerated Vesting Event, and the denominator representing the total number of full months in the Vesting Period.
3 For purposes of this Agreement, the termination of the Participant’s Service from F.N.B. or Affiliate without “Cause” following execution of a definitive agreement contemplating a Change in Control of F.N.B., but prior to the consummation date of the Change in Control of F.N.B. Corporation, shall immediately result in full vesting at the Award Amount.
4 For purposes of this Agreement, a “Bank Sale” is defined as the sale of more than 25% of the voting securities to, or the merger or consolidation of, First National Bank of Pennsylvania (the “Bank”) with a Non-Affiliate Entity prior to the Vesting Date, provided the Participant is employed by Bank on the date of the Bank Sale. Further, for purposes of this Agreement, the termination of the Participant’s Service from the Bank without “Cause” following execution of a definitive agreement contemplating a Change in Control of the Bank, but prior to the consummation date of the Change in Control of the Bank, shall immediately result in full vesting at the Award Amount.
5 The prorata amount shall be determined by multiplying the Award Amount by a fraction, the numerator of which is the number of full months the Participant worked during the Vesting Period before the occurrence of the Accelerated Vesting Event, and the denominator representing the total number of full months in the Vesting Period.
6 For purposes of this Agreement, a “Non-Bank Sale” is defined as the sale of a Non-Bank Affiliate to a Non-Affiliate entity prior to the Vesting Date, provided the Participant is employed by the Non-Bank Affiliate on the date of the Non-Bank Sale. Further, for purposes of this Agreement, the termination of the Participant’s Service from a Non-Bank Affiliate without “Cause” following execution of a definitive agreement contemplating a Change in Control of the Non-Bank Affiliate, but prior to the consummation date of the Change in Control of the non-Bank Affiliate, shall immediately result in prorata vesting of the Award Amount.

Section 6. Restrictions. The Restricted Stock Units shall be subject to the following restrictions:

(a)
Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to F.N.B. as a result of forfeiture of the Restricted Stock Units as provided herein and by beneficiary designation, will or by laws of descent and distribution upon the Participant’s death.

(b)
No Voting Rights. The Restricted Stock Units granted pursuant to this Agreement, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Restricted Stock Units (including the Dividend Equivalents, defined below) are paid to Participant in shares of Stock.

(c)
Compliance with Laws and Regulations. The grant of Restricted Stock Units evidenced hereby shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. F.N.B. shall not be required to issue or deliver any certificates or to make book entries in the records of F.N.B. or its transfer agent for Restricted Stock Units or Stock corresponding to the Restricted Stock Units prior to (i) the listing of such Stock on any stock exchange on which the Stock may then be listed and (ii) the effectiveness of any registration statement with respect to such Stock that counsel for F.N.B. deems necessary or appropriate.

Section 7. Dividend Equivalents. Any dividend paid, whether in cash or otherwise, on the shares of Stock between the Grant Date and the Vesting Date is to be converted into additional Restricted Stock Units and, upon vesting, paid to Participant in accordance with Section 8 herein, subject to the vesting requirements described herein, and upon vesting, shall be distributed to Participant in accordance with Section 8 herein. Any Restricted Stock Units resulting from the conversion of these dividend amounts (“Dividend Equivalents”) will be considered Restricted Stock Units for purposes of this Agreement and will be subject to all the terms, conditions and restrictions set forth herein. Each Dividend Equivalent shall be rounded to the nearest whole Dividend Equivalent.
Section 8. Payment of Vested Restricted Stock Units/Enrollment of Stock in DRP. Within thirty (30) calendar days following the Vesting Date, all Restricted Stock Units and Dividend Equivalents as calculated under Part III of the Agreement Cover Page and vested under Section 4 or Section 5 hereof, shall be enrolled (on a one-for-one basis) in the Participant’s name in the F.N.B. Dividend Reinvestment and Direct Stock Purchase Plan (“DRP”) in shares of Stock. In the event of an accelerated vesting under Section 5 of this Agreement, the calculation of each prorata Restricted Stock Unit shall be rounded to the nearest whole Restricted Stock Unit. After enrollment, the Participant shall be entitled to exercise all rights to the unrestricted Stock resulting from the vesting of the Restricted Stock Units and Dividend Equivalents, including the right to withdraw such Stock from the DRP, in accordance with the terms of the DRP. On the Vesting Date, F.N.B. shall withhold a number of shares of Stock from the unrestricted Stock to be distributed sufficient to satisfy all or a portion of the tax withholding requirements related to the vesting of the Restricted Stock Units and Dividend Equivalents.
Section 9. Clawback. The shares of Stock payable in respect of any amount vested or unvested under this Agreement shall be subject to recovery by F.N.B. in the circumstances and manner provided in the F.N.B. Corporation Compensation Recoupment Policy (“Recoupment Policy”) or any related policy that may be subsequently adopted or implemented by F.N.B. and in effect from time to time after the date hereof, and the Participant shall effectuate any such clawback recovery at such time and in such manner as F.N.B. may specify.
Section 10. Confidential Information and Communications / Non-Solicitation.

(a)
From and after the date of this Agreement, Participant agrees to keep confidential and not use, or otherwise appropriate, for Participant’s own benefit, or directly or indirectly divulge to any third party, Confidential Information (as defined below) of F.N.B. Confidential Information shall include, without limitation, all information not generally known to the public, unless such information becomes public knowledge due to (i) Participant acting in his or her self-interest or Participant’s negligence; or (ii) action by Participant that is not authorized by F.N.B. (e.g., financial data, marketing plans, strategies, customer information and employee information, whether in documentary or electronic form, whether past, present or prospective). The prohibitions against the use and disclosure of Confidential Information are in addition to all rights and remedies which are available to F.N.B. under applicable federal and state law to prevent the use or disclosure of trade secrets and other confidential information. The enforcement by F.N.B. of its rights and remedies under this Agreement shall not be a waiver of any other rights or remedies which F.N.B. may possess absent this Agreement.

(b)
Subject to applicable law, F.N.B. and Participant agree that the terms and conditions of this Agreement shall be confidential and shall not be disclosed or discussed by the parties with any person other than the parties’ attorneys or other person whose knowledge of the terms of this Agreement is necessary for accounting, tax or other related purposes or for purposes of F.N.B.’s business operations.

(c)
Subject to applicable law, from and after the date of this Agreement, Participant agrees not to make any oral or written communication or comment to impugn or otherwise disparage the competency, integrity, ethics or qualifications of F.N.B., including its Affiliates, directors, officers and employees. Subject to applicable law, F.N.B. agrees to maintain reasonable policies to restrict its directors and officers from making any false oral or written communication or comments meant to impugn or otherwise disparage Participant, except when truthfully responding to routine requests for information regarding Participant.

(d)
From the Grant Date through the Vesting Date, unless forfeited earlier, the Participant shall not in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service which was offered by F.N.B. during Participant’s employment, solicit, divert, or entice any current or potential customer or existing business of F.N.B.’s with whom Participant solicited, or with whom Participant had business communications, or transacted business with or on behalf of F.N.B. during Participant’s tenure with F.N.B. and Participant shall not initiate any contact or communication of any kind whatsoever, for the purpose of inviting, encouraging or requesting any account relationship to transfer its business from F.N.B. or to otherwise discontinue its patronage and business relationship with F.N.B. Participant shall not employ or assist another employer besides F.N.B. in employing anyone who is an employee of F.N.B. except as required under Participant’s duties.

(e)
Should Participant breach Section 10 of this Agreement, Participant agrees to immediately forfeit all Restricted Stock Units and Dividend Equivalents subject to a risk of forfeiture and such Participant shall make F.N.B. whole for damages suffered by F.N.B. by reason of any such breach or hindrance, including F.N.B. requiring the forfeiture of any previously vested Restricted Stock Units or Dividend Equivalents.

(f)
Should the terms of this Section 10 conflict with any other valid non-solicitation, disparagement, non-compete, or other restrictive covenant contained under an employment, consulting or other written agreement, the restrictive covenant provisions of such employment, consulting or other written agreement shall be deemed to supersede the terms of this Section 10. A breach of any of the foregoing restrictive covenants contemplated in this Section 10 or that supersede this Section 6 shall be treated as a breach and forfeiture under this Section 10. The invalidity of one non-solicitation agreement or restrictive covenant agreement, based on lack of adequate consideration or otherwise, shall not impact this or any other non-solicitation agreement or provision.

(g)
Participant acknowledges that nothing in this Agreement shall be construed to: (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by F.N.B. of any reporting described by clause (i), provided that such reporting is done in the most confidential manner provided by law.

(h)	This Section 10 shall survive termination of this Agreement.
Section 11. No Right of Service. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of F.N.B. or interfere in any way with the right of F.N.B. to terminate the Participant’s Service at any time or to change the terms and conditions of such Service.
Section 12. Delivery of Documents. By accepting the terms of this Agreement, the Participant consents to the electronic delivery of documents related to Participant’s current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this grant; and F.N.B.’s then-most recent annual report to stockholders, annual report on Form 10-K and definitive proxy statement), and Participant acknowledges that such electronic delivery may be made by F.N.B., in its sole discretion, by one or more of the following methods: (i) the posting of such documents on F.N.B.’s intranet website; (ii) the delivery of such documents via the F.N.B. Corporation website, including being maintained by F.N.B. within third party software programs or applications; or (iii) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on an F.N.B. intranet website or F.N.B. Corporation internet website accessible by Participant. Notwithstanding the foregoing, Participant also acknowledges that F.N.B. may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery), deliver a paper copy of any such documents to Participant. Participant further acknowledges that

Participant may receive from F.N.B. a paper copy of any documents distributed electronically at no cost to Participant by contacting F.N.B. in writing to the address specified in Section 13 herein.
Section 13. Notices. Any notice hereunder to F.N.B. shall be addressed to it at its office, F.N.B. Corporation, One F.N.B. Blvd., Hermitage, Pennsylvania 16148, c/o Compensation and Benefits Accounting Department, and any notice hereunder to the Participant shall be addressed to the Participant at the Participant’s address provided to F.N.B. from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.
Section 14. Entire Agreement and Amendment. This Agreement is the entire Agreement between the parties to it with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement, provided that any written employment and restrictive covenant agreements to which Participant is subject shall remain in full force and effect, except where the terms of this Agreement directly conflict. This Agreement may be amended, modified or terminated only by written agreement between the Participant and F.N.B., provided, that F.N.B. may amend this Agreement without further action by the Participant to correct a scrivener’s error or if such amendment is deemed by F.N.B. to be advisable or necessary to comply with Section 409A of the Code.
Section 15. Waiver. The failure of F.N.B. to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
Section 16. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, including, but not limited to a dispute as to whether the dispute is subject to arbitration, the Participant and F.N.B. agree that all such disputes shall be fully and finally resolved to the fullest extent permitted by law, by binding arbitration conducted by the American Arbitration Association (“AAA”) in Allegheny County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Participant acknowledges that by accepting this arbitration provision he/she is expressly waiving any right to a jury trial in the event of a covered dispute. Punitive and consequential damages shall not be permitted as an award and each party shall bear the fees and expenses of its own counsel and expert witnesses. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. F.N.B. and the Participant agree to abide completely by the binding decisions of the arbitrator and to keep the outcome of such resolution strictly confidential.
Section 17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 18. Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests in the Award Amount described in this document, except, in the event of the Participant’s death, by will or the laws of descent and distribution.
Section 19. No Limitation on F.N.B.’s Rights. The awarding of Restricted Stock Units shall not in any way affect F.N.B.’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
Section 20. Change in Control. To the extent necessary to comply with Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless such event qualifies as a “change in control event” within the meaning of Code Section 409A.

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SCHEDULE 2
CALCULATION OF RELATIVE RETURN ON AVERAGE TANGIBLE ASSETS

•
“Relative Return on Average Tangible Assets” is the result of the computation of the mean of F.N.B.’s ROATA, subject to the Committee’s discretion pursuant to Section 3 of Schedule 1, for Fiscal Year 1, Fiscal Year 2 and Fiscal Year 3 of the ROATA Performance Period (“Average F.N.B. ROATA”) relative to the result of the computation of the mean of the ROATA for Fiscal Year 1, Fiscal Year 2 and Fiscal Year 3 of each individual Peer Financial Institution, subject to the Committee’s discretion pursuant to Section 3 of Schedule 1, for the ROATA Performance Period (“Average Individual Peer Financial ROATA”). Relative ROATA will be determined by ranking the Average F.N.B. ROATA and the Average Individual Peer Financial ROATA from highest to lowest for the ROATA Performance Period. After this ranking, the percentile performance of F.N.B. relative to the Peer Financial Institutions will be determined as follows:

P = 1 -	R - 1

N - 1

Where:	“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of Peer Financial Institutions (see Schedule 4), plus F.N.B.
“R” represents F.N.B.’s ranking among the Peer Financial Institutions.
Example: If there are 12 Peer Financial Institutions, and F.N.B. ranked 7th, the performance would be at the 50th percentile: 0.50 = 1 – ((7-1)/(13-1)).

•	“ROATA” means for each of F.N.B. and the Peer Financial Institutions the calculation of Net Income plus amortization of intangibles, net of tax, divided by average Total Tangible Assets.

•	“Net Income” is the net profit that each of F.N.B. and a Peer Financial Institution earns.

•	“Total Tangible Assets” equals each of F.N.B.’s or a Peer Financial Institution’s total assets minus intangible assets.

SCHEDULE 3
CALCULATION OF RELATIVE TOTAL SHAREHOLDER RETURN

•
“Relative Total Shareholder Return” means F.N.B.’s TSR relative to the TSR of the Peer Financial Institutions for the TSR Performance Period. Relative Total Shareholder Return will be determined by ranking F.N.B. and each of the Peer Financial Institutions from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of F.N.B. relative to the Peer Financial Institutions will be determined as follows:

P = 1 -	R - 1

N - 1

Where:	“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of Peer Financial Institutions (see Schedule 4), plus F.N.B.
“R” represents F.N.B.’s ranking among the Peer Financial Institutions.

Example:	If there are 12 Peer Financial Institutions, and F.N.B. ranked 7th, the performance would be at the 50th percentile: 0.50 = 1 – ((7-1)/(13-1)).

•
“TSR” means, for F.N.B. and each of the Peer Financial Institutions, total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value (X) minus the Opening Average Share Value (Y) by (ii) the Opening Average Share Value (Y).

•
“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

•	“Opening Average Period” means the twenty (20) trading days immediately preceding the Grant Date.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares, including the accumulated value of a company’s dividends paid during the TSR Performance Period, of a company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the first day of the Opening Average Period and the trading day.

•
“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of a company’s stock (including the accumulated value of a company’s dividends paid during the TSR Performance Period) multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

•	“Closing Average Period” means the twenty (20) trading days immediately preceding and including the last trading day in the TSR Performance Period.

SCHEDULE 4
PEER FINANCIAL INSTITUTIONS

Associated Banc-Corp.
Comerica, Inc.
Commerce Bancshares, Inc.
Cullen/Frost Bankers, Inc.
East West Bancorp, Inc.
First Horizon National Corp.
First Republic Bank
Hancock Holding Co.
Investors Bancorp, Inc.
New York Community Bancorp
People’s United Financial, Inc.
Prosperity Bancshares, Inc.
Synovus Financial Corp.
TCF Financial Corporation
Umpqua Holdings Corp.
Valley National Bancorp
Webster Financial Corporation
Wintrust Financial Corporation
Zions Bancorporation

(a)
In the event of a merger of a Peer Financial Institution with an entity that is not a Peer Financial Institution, or the acquisition or business combination transaction by or with a Peer Financial Institution, or with an entity that is not a Peer Financial Institution, in each case where the Peer Financial Institution is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Financial Institution.

(b)
In the event of the announcement of a merger or acquisition or business combination transaction of a Peer Financial Institution by or with an entity that is not a Peer Financial Institution, a “going private” transaction involving a Peer Financial Institution or the liquidation of a Peer Financial Institution, where the Peer Financial Institution is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer remain a Peer Financial Institution. However, merged or acquired Peer Financial Institutions that are not the surviving entity shall be included in the Schedule 2 and Schedule 3 calculation results, with the results being as of the most recent quarter end completed prior to announcement of such transaction.

(c)
In the event of a bankruptcy or insolvency of a Peer Financial Institution, such Peer Financial Institution shall remain a Peer Financial Institution and the lowest rank shall be assigned such Peer Financial Institution.